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                                                                    EXHIBIT 99.1

                            HCC REPORTS FIRST QUARTER
                       RESULTS WITH STRONG EARNINGS GROWTH


HOUSTON (May 10, 2001) . . . HCC INSURANCE HOLDINGS, INC. (NYSE symbol: HCC) today released earnings for the first quarter of 2001.

Net earnings increased 27 percent for the first quarter of 2001 to $15.2 million or $0.28 per share, from $11.4 million or $0.22 per share for the same period of 2000.

Operating earnings increased 12 percent for the first quarter of 2001 to $15.9 million or $0.29 per share, from $13.2 million or $0.26 per share compared to the first quarter of 2000.

Stephen L. Way, Chairman and Chief Executive Officer said, "We are extremely pleased with our first quarter results, which are in line with our 2001 business plan and analysts' expectations, despite the dilution from our recent equity offering."



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Management fees decreased during the first quarter of 2001 to $15.8 million, from $29.3 million in the first quarter of 2000, primarily due to our year end 2000 reorganization of certain of our underwriting agencies into our insurance companies. However, the majority of the earnings impact of this reduction in management fees, will be offset during the year by increased earnings in our insurance companies. Commission income, though flat for the first quarter 2001 at $14.6 million, was in line with our expectations.

Total revenue decreased during the first quarter of 2001 to $115.1 million compared to $121.9 million in the first quarter of 2000. This reduction was primarily due to the reduction in management fees. Revenue will increase during the year as earned premiums continue to rise.

Net investment income increased 29 percent in the first quarter of 2001 to $10.6 million, from the first quarter of 2000. This strong growth was a result of the 10 percent increase in invested assets and higher interest rates during 2000.

Gross written premium of our insurance company subsidiaries increased 11 percent to $229.2 million during the first quarter of 2001 compared to the first quarter of 2000. During the same period, net written premium increased by 20 percent to $72.5


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million. This strong growth is primarily a result of rate increases and increased retentions. The GAAP combined ratio improved substantially for the first three months of 2001 to 96.5 percent, from 104.1 percent in the corresponding period of 2000.

During the first quarter of 2001, we completed a public offering of 6.9 million shares of Common Stock. The offering raised $152.5 million in net proceeds, which were used to substantially reduce our bank debt. Mr. Way added, "This very successful offering was achieved in the face of an extremely volatile stock market and we are very pleased to welcome our new shareholders."

As of March 31, 2001, total investments increased to $740.7 million, total assets were $2.8 billion and book value per share increased to $11.98. The Company's debt to total capital ratio improved dramatically, to 7.5 percent, as at the end of the first quarter 2001. See attached tables.

We will hold an open conference call beginning at 8:00 a.m. Central Time on Friday, May 11th. To participate, the number for domestic calls is 800-982-3654 and the number for international calls is 703-871-3021. A replay will be available until midnight Central Time May 20, 2001 at 888-266-2081, access code 5159616.


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In addition, there will be a live webcast available on a listen-only basis, that can be accessed through our website at www.hcch.com. A replay of the webcast will be available on our website until midnight Central Time May 20, 2001.

HCC is an international insurance holding company with assets of $2.8 billion and whose shares are traded on the NYSE (symbol: HCC) with a market capitalization of over $1.5 billion. HCC is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A. M. Best Company.

For more information, visit our website at WWW.HCCH.COM.

Contact:   Frank J. Bramanti, Executive Vice President, or
           L. Byron Way, Vice President, at
           HCC Insurance Holdings, Inc. (713) 690-7300


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                              FINANCIAL HIGHLIGHTS

THREE MONTHS ENDED MARCH 31,                                         2001                            2000
----------------------------                                     ------------                    ------------
Gross written premium                                            $229,214,000                    $207,138,000

Net written premium                                                72,505,000                      60,660,000

Net earned premium                                                 71,921,000                      63,356,000

Management fees                                                    15,750,000                      29,261,000

Commission income                                                  14,641,000                      14,833,000

Net investment income                                              10,632,000                       8,249,000

Other operating income                                              2,972,000                       6,651,000

Total revenue                                                     115,092,000                     121,947,000

Net earnings                                                       15,178,000                      11,391,000

EARNINGS PER SHARE                                                    $  0.28                         $  0.22

Operating earnings after tax*                                      15,890,000                      13,177,000

OPERATING EARNINGS PER SHARE*                                         $  0.29                         $  0.26

Weighted average shares outstanding                                55,070,000                      50,706,000


                                                               MARCH 31, 2001               DECEMBER 31, 2000
                                                               --------------               -----------------
Total investments                                              $  740,651,000               $     711,113,000

Total assets                                                    2,791,699,000                   2,767,760,000

Shareholders' equity                                              704,679,000                     530,930,000

Book value per share                                           $        11.98               $           10.29

* Net earnings excluding the effect of net realized investment gains and losses, restructuring expense and merger expense.

 All per share numbers are diluted.


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                          HCC INSURANCE HOLDINGS, INC.
                              FINANCIAL HIGHLIGHTS
                                ($ IN THOUSANDS)

INSURANCE COMPANY GROSS WRITTEN PREMIUM BY LINE OF BUSINESS

THREE MONTHS ENDED MARCH 31,                                 2001         2000
----------------------------                              ----------   ----------
Accident & Health Reinsurance                             $   45,090   $   34,561
Aviation                                                      34,938       41,830
Marine & Offshore Energy                                       7,986        4,526
Medical Stop-Loss                                            106,386       80,470
Property                                                      12,456       21,065
Workers' Compensation                                         10,834       10,431
Other*                                                        11,524       14,255
                                                          ----------   ----------
         Total                                            $  229,214   $  207,138
                                                          ==========   ==========


INSURANCE COMPANY NET WRITTEN PREMIUM BY LINE OF BUSINESS

THREE MONTHS ENDED MARCH 31,                                 2001         2000
----------------------------                              ----------   ----------
Accident & Health Reinsurance                             $   11,534   $   13,993
Aviation                                                      18,265       12,751
Marine & Offshore Energy                                       4,487        2,147
Medical Stop-Loss                                             30,629       23,484
Property                                                       2,905          978
Workers' Compensation                                          1,840        2,221
Other*                                                         2,845        5,086
                                                          ----------   ----------
         Total                                            $   72,505   $   60,660
                                                          ==========   ==========

*Includes the discontinued lines of provider excess, lenders' single interest and program business.


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This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. Forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate may occur in the future, including such things as future capital expenditures, business strategies, competitive strengths, goals, growth of our businesses and operations, plans and references to future successes may be considered forward-looking statements. Also, when we use words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "probably" or similar expressions, we are making forward-looking statements.

Many risks and uncertainties may impact the matters addressed in these forward-looking statements. Many possible events or factors could affect our future financial results and performance. These could cause our results or performance to differ materially from those we express in our forward-looking statements. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements which are included in this press release, our inclusion of this information is not a representation by us or any other person that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

                                     * * * *

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